NEWS RELEASE

Online Disruptive Technologies Announces Approval to Perform Diagnostic Clinical Trials on Human Blood

Nevada, December 15, 2015: Online Disruptive Technologies, Inc. (OTC: ONDR) (the "Company") is pleased to announce that its majority owned Israeli subsidiary, Savicell Diagnostic Ltd. (“Savicell” ™), has received the approval of the Ethics Committee of the Institutional Review Board of the Rambam Health Care Campus to perform clinical trials on human blood for Savicell’s blood test designed for the early diagnosis of lung cancer.  The Rambam Health Care Campus is a 1,000-bed academic hospital serving the over 2 million residents of Northern Israel.

In addition, Savicel™l has received the approval of the Ethics Committee of the Institutional Review Board of the Meir Medical Center, also for human blood trials for lung cancer. This center represents a 717-bed hospital and serves as the central medical facility of the Sharon and Shomron area, serving a population of some 800,000 residents.

No further approvals are necessary to commence clinical trials for human blood tests for the detection of lung cancer at the Sourasky Medical Center or the Meir Medical Center. Savicell™ expects to expand its trials using blood supplied by these new sites during the month of December 2015.

Savicell™ has recently moved to a new, customized and larger lab in Haifa, Israel. The new facility will allow the company to handle an increased volume of testing and analysis.

Savicell™ is a company formed to commercialize a blood test uniquely designed for the early detection of diseases including cancer and auto-immune diseases.

Initially Savicell™ is focused on the multibillion-dollar cancer diagnosis market.  Savicell™ deploys Well-Shield™ technology, an ImmunoBiopsy™ diagnostic platform.  In contrast to existing technologies that evaluate secretions of cancer cells, Well-Shield’s ImmunoBiopsy platform receives data directly from the immune system.  Importantly, Well-Shield is different in that it is a functional test measuring the metabolic activation profile of the immune system as an indicator of disease status. As an immune system test it is inherently suited for early detection. The technology has intellectual property protection with a patent approved and published in the United States, with further international patent applications in process.

Disease intrusion and cell malformation, including cancer, are first detected by the immune system which energizes to rid the body of the malignancy. The initial immune response is intricate, deploying different metabolic pathways and subtypes of cells.  A key function of immune system metabolic changes (glycolysis shifts) is to drive and control the effector function of the immune system.  The effector ability to secrete disease-fighting cytokines (e.g. interferon gamma) is an example. The Savicell Well-Shield™ technology is designed to detect and interpret these differential metabolic responses.

Contact: Giora Davidovits

978-289-9056

Info@savicell.com

Notice Regarding Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include that our unique technology is designed to be deployed for early detection of diseases; that we will expand our clinical trials on human blood this month; that we can handle an increased volume of analysis; and that we have patent protection on our technology.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through clinical studies or demonstrate safety and efficacy in clinical testing; our ability to retain key employees;  our ability to finance development; and our ability to satisfy the rigorous regulatory requirements for new medical procedures. Competitors may develop better or cheaper alternatives to our products. Having patented technology does not guarantee that our patents may not be challenged, or that we may be infringing on the intellectual property of others. We may not be able to commercialize our product and even if we do, we may not realize any profit. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  All forward-looking statements are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update this press release to reflect events or circumstances after today’s date. Readers should also refer to the risk factors disclosure outlined in our periodic reports filed from time-to-time with the Securities and Exchange Commission.